                                                                    EXHIBIT 99.1



                                            FOR IMMEDIATE RELEASE
Contacts:
                                            Donald C. Weinberger,
Robert F. Apple                             Wolfe Axelrod Weinberger Assoc. LLC,
Chief Operating and Financial Officer,      212-370-4500, 212-370-4505 fax
InKine, 215-283-6850                        don@wolfeaxelrod.com
                                            --------------------

INKINE REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS:
INCOME FROM OPERATIONS AND POSITIVE CASH FLOW


                                  -Highlights -

                Reported income from operations ahead of guidance

            Eliminated senior secured debt; converts to common stock

                     Generated quarterly positive cash flow

          Increased Visicol(R) prescriptions by 87% compared to Q2 2002

              Realized revenue growth for six consecutive quarters

           Decreased operating expenditures by 5% compared to Q2 2002

          Increased quarterly Visicol(R) prescriptions to approximately
                          89,000 from 80,000 in Q1 2003

      Announced positive results of laxative study using Visicol(R) tablets



BLUE BELL, PA August 5, 2003 - InKine Pharmaceutical Company, Inc. (Nasdaq:
INKP) today announced its second quarter financial results, reporting product revenues of $3.3 million, a 70% increase from revenues of approximately $2.0 million for the same period a year ago. Quarter to quarter revenues were up 32% or $0.8 million compared to Q1 2003. The Company had income from operations for the first time, realized positive cash flow while reducing current liabilities, and eliminated its $13.0 million in senior secured debt.


"It has been an exciting quarter for InKine and its shareholders," said Leonard
S. Jacob, M.D., Ph.D., Chairman and Chief Executive Officer of InKine. "Our franchise product, Visicol(R), continues to gain acceptance in the marketplace. Our growth in terms of absolute prescriptions and market share has been steady, and we believe we are just beginning to scratch the surface on the full potential for Visicol(R). We are exploring opportunities for the use of Visicol(R) beyond colonoscopy and recently announced positive results of a Phase I study for the use of Visicol(R) as a laxative, which was accepted for presentation at the Annual Scientific Meeting of the American College of Gastroenterology. More recently, we initiated a Phase IV study using Visicol(R) as a laxative in patients with constipation and we intend to initiate a pre-operative colonic surgical procedures study during the third quarter," added Dr. Jacob.


   Balance Sheet:

    o The Company had $10.9 million in cash at June 30, 2003 compared to $10.7 million at March 31, 2003. The increase in cash occurred despite approximately a $0.8 million decrease in current liabilities. The Company's credit line remained unchanged for the first and second quarters at approximately $4.4 million.

    o On June 30, 2003, the holders of the Company's then outstanding June 2005 convertible notes executed a conversion agreement to convert all of the Company's $13.0 million of convertible notes into equity. As a result, the Company reported no long-term debt at June 30, 2003.


"With our debt eliminated and operations on track, we are primed for a prosperous second half of 2003," said Robert F. Apple, Chief Operating and Financial Officer. "We are pleased that we have crossed the line to income from operations, and recognize that our growth potential from where we are today is tremendous. Our sales force is trained and tooled for success and we expect just that. We continue to look for growth opportunities within our existing product portfolio as well as through other means to maximize our commercial capacity and create shareholder value," added Mr. Apple.








   Product Sales, Gross Profit and Income from Operations:

     o Product revenue was $3.3 million and $5.9 million for the quarter and six-months ended June 30, 2003, compared to $2.0 million and $2.9 million for the same periods a year ago. Prescription levels continue to increase on a monthly basis, resulting in increased orders from wholesalers and large retail chains. Increased prescription levels have been fueled by increased market awareness and acceptance of Visicol(R). Approximately 89,000 prescriptions were filled for Visicol(R) during the second quarter of 2003 as compared to approximately 80,000, 69,000, 61,000, and 48,000 during the four preceding quarters.

     o Gross profit as a percentage of product sales increased to 86% for the quarter ended June 30, 2003, compared to 74% for the same period a year ago. The increase was the result of savings realized from manufacturer volume discounts, use of a more cost effective packaging partner, internalization of product distribution, and an increased sales price per unit. The Company expects to be able to maintain or increase these margins as sales volume continues to increase.

     o The Company had income from operations of $0.3 million and $0.1 million for the quarter and six-months ended June 30, 2003, compared to operating losses of ($1.3) million and ($3.8) million for the same periods a year ago. With the conversion of the senior secured convertible notes on June 30, 2003, significant cash and non-cash charges have been eliminated, which will yield little difference between income from operations and net income for the remainder of 2003.

     o For the quarter and six-months ended June 30, 2003 operating income per basic share was $0.01 and $0.00, compared to operating loss per basic share of ($0.04) and ($0.11) for the same periods a year ago. Operating income and net income are expected to remain positive for the remainder of 2003 and the Company expects to have income from operations for the 2003 fiscal year.


   Costs and Expenses:

     o Research and development costs were $0.4 million and $0.8 million for the quarter and six-months ended June 30, 2003, compared to $0.9 million and $2.5 million for the same periods a year ago. The decreases were the result of less development costs associated with Visicol(R) and the internalized management of previously outsourced functions related to the ongoing clinical trial for Colirest(TM). Research and development costs are expected to be in the range of $1.2 million to $1.5 million for the 2003 fiscal year.





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

     o Sales and marketing costs were $1.5 million and $2.9 million for the quarter and six-months ended June 30, 2003, compared to $1.4 million and $2.4 million for the same periods a year ago. Sales and marketing costs include expenses associated with the Company's sales force, which currently stands at 36 sales representatives and three district managers, along with marketing campaigns related to Visicol(R) and IB-Stat(R). Sales and marketing costs are expected to be in the range of $5.4 million to $6.0 million for the 2003 fiscal year.

     o General and administrative costs were $0.7 million and $1.2 million for the quarter and six-months ended June 30, 2003, compared to $0.6 million and $1.2 million for the same periods a year ago. General and administrative costs are expected to remain relatively consistent during 2003 and should be in the range of $2.0 million to $2.5 million for the 2003 fiscal year.

     o Interest and other expense was $0.3 million and $0.6 million for the three and six-month periods ended June 30, 2003, compared to $0.2 million and $0.4 million for the same periods a year ago. Interest expense is expected to decrease substantially for the remainder of 2003 due to the conversion of the Company's previously outstanding June 2005 convertible notes on June 30, 2003.

     o Non-cash accretion and debt premium charges of $2.4 million relate to the Company's previous outstanding June 2005 convertible notes. As a result of the conversion, the Company paid an inducement fee of $0.75 million and incurred non-cash charges of $1.1 million. In addition to the conversion related charges, normal non-cash accretion and debt premium charges for the quarter amounted to $0.5 million. The Company does not expect to incur any charges after June 30, 2003 related to the previously outstanding convertible notes.


The Company will be hosting a conference call today at 11:00 AM EDT to further discuss the second quarter 2003 financial results. To participate please dial
(877) 407-8029 about five to ten minutes prior to the initiation of the teleconference. The conference call will also be available on replay starting at 1:00 pm EDT on August 5, 2003, and ending at 1:00 pm EDT on August 6, 2003. For the replay, please dial (877) 660-6853 (replay account # 2658, replay conference # 72744). The access number for the replay for international callers is (201) 612-7415 (replay account # 2658, replay conference # 72744).

                      ------------------------------------

About InKine Pharmaceutical

InKine Pharmaceutical Company, Inc. is a publicly traded specialty biopharmaceutical company focused on the diagnosis and treatment of gastrointestinal disorders. The Company's development strategy is to acquire late-stage drug candidates with short time lines to commercialization. The Company's first product, Visicol(R) is the only tablet purgative preparation indicated for bowel cleansing prior to colonoscopy. InKine's second product, IB-Stat(R), is a novel oral hyoscyamine spray for the treatment of a variety of indications. Additionally, the Company has other development programs such as Colirest(TM), which is in clinical trials for the treatment of Crohn's disease and completed Phase II trials for the treatment of ulcerative colitis. For further information, please visit InKine on its web site http://www.inkine.com.
                                                         ---------------------

In addition to historical facts or statement of current condition, this press release may contain forward-looking statements. Forward-looking statements provide InKine's current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings projections, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. InKine's performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties such as those set forth in its reports on Form 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, InKine does not intend (and it is not obligated) to update publicly any forward-looking statements. This discussion is permitted by the Private Securities Litigation Reform Act of 1995.
                              - Tables to Follow -



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



                                    InKine Pharmaceutical Company, Inc.
                                UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
                                  (amounts in thousands, except per share)

                                                         Quarter Ended June 30,    Six-Months Ended June 30,
                                                          2003           2002         2003           2002
                                                          ----           ----         ----           ----
Product revenue                                          $ 3,339       $ 1,963       $ 5,875       $ 2,921
Other revenue                                                 49            44            49            63
                                                         -------       -------       -------       -------
   Total revenue                                           3,388         2,007         5,924         2,984
Cost of goods sold                                          (472)         (504)         (861)         (789)
                                                         -------       -------       -------       -------
   Gross profit                                            2,916         1,503         5,063         2,195

Research and development                                     448           870           789         2,472
Sales and marketing                                        1,475         1,350         2,895         2,380
General and administrative                                   735           577         1,248         1,170
                                                         -------       -------       -------       -------
   Operating expenses                                      2,658         2,797         4,932         6,022
                                                         -------       -------       -------       -------

        Operating income (loss) (1)                          258        (1,294)          131        (3,827)

Interest and other expense                                  (277)         (227)         (614)         (437)
Non-cash accretion and debt premium                       (2,355)          (34)       (2,822)          (68)
                                                         -------       -------       -------       -------

        Net loss                                         $(2,374)      $(1,555)      $(3,305)      $(4,332)
                                                         =======       =======       =======       =======
        Net loss per share - basic and diluted           $ (0.06)      $ (0.04)      $ (0.09)      $ (0.12)
                                                         =======       =======       =======       =======
        Weighted average shares outstanding -
        basic and diluted (2)                             38,323        34,899        38,050        34,867

Supplemental non-GAAP information:
----------------------------------
Operating income (loss) per share - basic (1)
  divided by (2)                                         $  0.01       $ (0.04)      $  0.00       $ (0.11)
                                                         =======       =======       =======       =======


                                     UNAUDITED CONDENSED BALANCE SHEETS
                                           (amounts in thousands)

                                                                       June 30,      March 31,   December 31,
                                                                         2003          2003          2002
                                                                         ----          ----          ----
                               ASSETS
                               ------
Cash and investments                                                   $10,896       $10,685       $12,151
Accounts receivable                                                      1,274         1,492           856
Inventory                                                                  972           702           677
Other assets                                                               635           706           395
                                                                       -------       -------       -------
   Total assets                                                        $13,777       $13,585       $14,079
                                                                       =======       =======       =======

  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
  ----------------------------------------------
Current liabilities                                                      7,831         8,603         8,633
Convertible notes                                                            -        12,124        11,657
Shareholders' equity (deficit)                                           5,946        (7,142)       (6,211)
                                                                       -------       -------       -------
   Total liabilities and shareholders' equity (deficit)                $13,777       $13,585       $14,079
                                                                       =======       =======       =======






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